Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                       Year Ended December 31,

                                 --------------------------------------------------------------------
                                       1995         1996         1997         1998          1999
                                 --------------------------------------------------------------------

Fixed Charges:
    Interest Cost                $       77,237      103,338      136,929      145,579       129,282
    One-third rent                        5,976        6,906        7,535        8,075         8,076
                                 --------------- ------------ ------------ ------------ -------------

Total Fixed Charges              $       83,213      110,244      144,464      153,654       137,358
                                 =============== ============ ============ ============ =============


Add (Deduct):
    Earnings before
    Income Taxes                 $      823,804      306,086      111,263      132,783       413,275
    Interest Capitalized                 (6,187)     (10,534)     (19,939)     (13,589)       (3,998)
                                 --------------- ------------ ------------ ------------ -------------

Earnings for
Fixed Charges                    $      900,830      405,796      235,788      272,848       546,635
                                 =============== ============ ============ ============ =============


Ratio of Earnings to
    Fixed Charges                        10.83         3.68         1.63         1.78          3.98
                                         ======        =====        =====        =====         ====